Use these links to rapidly review the document
Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
OfficeMax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice and Proxy Statement
OfficeMax Incorporated Annual Meeting of Shareholders Itasca, Illinois May 9, 2005

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL MEETING
Monday, May 9, 2005
2 p.m., Central Daylight Time

Wyndham Northwest Chicago Hotel
400 Park Boulevard
Itasca, Illinois 60143

April 1, 2005

Dear Shareholder:

        On behalf of the Board of Directors, it is my pleasure to invite you to our 2005 annual meeting of shareholders to:

  •
  elect five directors to serve three-year terms;

  •
  approve the appointment of our independent accountants for 2005;

  •
  consider and act upon a shareholder proposal; and

  •
  conduct other business properly brought before the meeting.

        Shareholders who owned stock at the close of business on March 21, 2005, can vote at the meeting.

        Your vote is important regardless of the number of shares you own. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in OfficeMax.

Sincerely yours,

George J. Harad Executive Chairman of the Board and Chief Executive Officer

i

ii

 OfficeMax Incorporated

        OfficeMax Incorporated ("OfficeMax") provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium, and small businesses and consumers. We are headquartered in Itasca, Illinois, with domestic and international operations. The address of our corporate headquarters is 150 Pierce Road, Itasca, Illinois 60143, and our telephone number is 630/773-5000. You can visit us on the Internet at www.officemax.com.

 Annual Meeting Information

Proxy Statement

        This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission ("SEC"). It is designed to assist you in voting your shares. We began mailing these proxy materials on or about April 1, 2005.

Voting

        If your shares are registered directly in your name, you are considered a shareholder of record and will receive your proxy materials from us. If you hold your shares through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and will receive your proxy materials from your broker or other institution.

        Shareholders of record can vote by:

  •
  returning a completed proxy card by mail to our independent tabulator, Corporate Election Services, Inc.;

  •
  delivering a completed proxy card to the inspector of election prior to the annual meeting; or

  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution.

        If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the:

  •
  election of the five nominees to serve three-year terms on our board of directors; and

  •
  appointment of KPMG LLP ("KPMG") as our independent accountants for 2005;

        and against the shareholder proposal to:

  •
  declassify our board of directors.

        If you are a shareholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting. To do so:

  •
  deliver a new proxy to the independent tabulator, Corporate Election Services, Inc.;

  •
  give us written notice of your change or revocation; or

  •
  attend the annual meeting and vote in person.

        If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution.

        Each share of OfficeMax stock is entitled to one vote. As of March 21, 2005 (the record date for determining shareholders entitled to vote at the meeting), we had the following shares outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding

Common stock	93,798,432
Convertible preferred stock, Series D (ESOP)	1,345,717

Employees Who Are Shareholders

        If you are an employee of OfficeMax or one of its subsidiaries and you participate in the Employee Stock Ownership Plan ("ESOP") fund or the OfficeMax common stock fund in the OfficeMax Savings Plan, you will receive a proxy for the shares you hold in these plans. ESOP participants may instruct the plan's trustee how to vote the shares allocated to their accounts, as well as a proportionate amount of unallocated and unvoted shares. Participants in the OfficeMax common stock fund may instruct the plan's trustee how to vote the shares allocated to their accounts. If you do not provide instructions, the plan provides that the trustee will vote your shares in the same proportion as shares for which other participants have provided voting instructions.

Confidential Voting Policy

        We have a confidential voting policy. Shareholders' votes on our proxy card will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxy cards and will forward any comments written on the proxy cards to management.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares issued and outstanding and entitled to vote at the meeting are present in person or by proxy.

        The five nominees who receive the greatest number of votes at the annual meeting will be elected as directors.

        The proposal for appointing KPMG as our independent accountant for 2005 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

        The shareholder proposal regarding our classified board will be approved if the votes for the proposal exceed the votes against the proposal. Reinstating an annual election for directors will not automatically occur if the classified board proposal is approved. Eliminating board classification requires a formal amendment to our Certificate of Incorporation. Amendment of the Certificate of Incorporation requires approval by at least 80% of the outstanding shares entitled to vote.

        Abstentions and withheld votes do not count as votes cast either for or against the directors, the appointment of our independent auditor, or the shareholder proposal. Broker non-votes do not count as votes cast either for or against the shareholder proposal.

Proxy Solicitation

        We pay the expenses of soliciting proxies. We retained D. F. King and Company Inc. to assist us in the distribution and solicitation of proxies. We will pay D. F. King a fee of $15,000, plus expenses, for these services. Proxies may also be solicited on our behalf by directors, officers, and other employees in person or by telephone or electronic transmission. We will not, however, specially compensate these persons for doing so.

 Items You May Vote On

1.   Election of Directors

        We have five nominees for election this year. Detailed information on each nominee is provided beginning on page 6. If a nominee is unavailable for election, either we will vote the proxies for another nominee recommended by the Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Your board unanimously recommends a vote "FOR"
each of these nominees.

2.   Appointment of Independent Accountants

        Our Audit Committee appointed KPMG to serve as our independent accountants for 2005, subject to shareholder approval. Representatives of KPMG will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        The following table sets out the various fees for services provided by KPMG. The Audit Committee pre-approved all of these services.

Annual Fees for 2003 and 2004

	Amounts
Description	2003	2004

Audit Fees(1)	$3,461,686	$6,399,692
Audit-Related Fees(2)	314,443	283,730
Tax Fees(3)	188,798	147,954
All Other Fees	—	—

(1)
Professional audit services, including KPMG's audit of the company's annual financial statements for 2002, 2003, and 2004; its audit of management's assessment of the effectiveness of internal control over financial reporting and its audit of the effectiveness of internal controls over financial reporting for 2004; its review of the financial statements included in the company's Forms 10-Q; assistance with registration statements, comfort letters, consents, and other services pertaining to SEC matters; and consultation on accounting standards. The Audit Fees for 2003 include KPMG's audit of the company's 2001 financial statements. The Audit Fees for 2004 include KPMG's audit of our forest products operating segments for 2001, 2002, and 2003.

(2)
Audit-Related Fees include attestation and other services traditionally performed by companies' independent accountants (such as audits of the company's employee benefit plans and consultation and services related to Sarbanes-Oxley Section 404).

(3)
Fees for tax compliance services relate to facts already in existence and transactions that have already occurred. We use these services to document, compute, and obtain government approval for amounts to be included in tax filings.

        KPMG's full-time, permanent employees conducted the audit of the company's 2004 financial statements. Leased personnel were not employed with respect to this audit engagement.

        The Audit Committee is responsible for recommending, for shareholder approval, the independent accountant. Should shareholders fail to approve the appointment of KPMG, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG could be secured to deliver any or all of the company's independent accounting services required in 2005. The Audit Committee, however, would take the lack of shareholder approval into account when recommending an independent firm of accountants for 2006.

Your board unanimously recommends a vote "FOR" the approval
of KPMG as our independent accountants for 2005.

3.   Shareholder Proposal Regarding Classified Board

        In November 2004, we received a shareholder proposal to declassify our board of directors.

Proposal

        Comerica Bank & Trust, National Association, in its capacity as Trustee of the Trowel Trades S&P 500 Index Fund, which owns 3,033 shares of OfficeMax Incorporated common stock, has given us notice that it intends to present the following proposal at the annual meeting:

    RESOLVED: That the shareholders of OfficeMax Inc. (the "Company") urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors. The Board of Directors declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Statement by Shareholder in Support of the Proposal

        The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company's shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

        By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board of Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

        We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders. We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

        For the above reasons, we urge a vote FOR the resolution.

Statement by Directors in Opposition to the Proposal

        Your board of directors continues to believe that a classified board structure is in the best interests of the company's shareholders. In 1985, shareholders overwhelmingly approved our current classified board structure. At that time, shareholders recognized the benefits of such a structure. Those benefits, which remain as important today as they did in 1985, include:

  •
  A classified board assures continuity, stability, and knowledge of the business affairs and financial strategies of the company by ensuring that a majority of the directors always have prior experience as directors of the company. With this experience, the board has the background and knowledge necessary to lead the company and maximize shareholder value.

  •
  With staggered elections, at least two annual shareholder meetings are required to change control of the board. The board thus has additional time and flexibility in exercising their fiduciary duties when evaluating offers to gain control of the company. There have been a number of unsuccessful mergers and acquisitions in the past several years where shareholders have experienced negative returns. Any attempted takeover of the company, particularly in a hostile environment, should proceed only with due care.

        Except for the executive chairman of the board and chief executive officer, your board is composed entirely of independent directors. Each year a third of those directors stand for election, offering shareholders the opportunity to select board members who will represent shareholder interests. In previous years, shareholders have overwhelmingly supported the nominees.

The Board of Directors Unanimously Recommends a Vote "AGAINST"
the Proposal to Declassify OfficeMax's Board.

4.   Other Matters to be Presented at the Meeting

        Management does not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named on the enclosed proxy card will vote your properly executed proxy according to their judgment on those matters.

 Board of Directors

Structure

        Our Restated Articles of Incorporation provide for up to fifteen directors divided into three classes. Shareholders elect one class at each annual meeting to serve for a three-year term. Currently, our board has fixed the number of directors at thirteen.

        Upon the Governance and Nominating Committee's recommendation, the board recommends five directors for reelection in 2005, each to hold office until the annual meeting of shareholders in 2008 or until he or she reaches mandatory retirement age, whichever is sooner. Shareholders have previously elected Francesca Ruiz de Luzuriaga, Carolyn M. Ticknor, and Ward W. Woods to the board. These three nominees are standing for reelection. Warren F. Bryant and David M. Szymanski have been appointed by the board but have not previously been elected by shareholders. Both Mr. Bryant and Dr. Szymanski were recommended to the Governance and Nominating Committee by an independent executive search firm. Mr. Bryant and Dr. Szymanski were appointed to the board in July 2004 and December 2004, respectively.

        Our directors not up for election this year will continue in office for the remainder of their terms or until they retire or otherwise terminate their service on our board.

        We prepared the following director summaries using information furnished to us by the nominees and continuing directors:

Directors Nominated This Year for Terms Expiring in 2008

Warren F. Bryant, 59, joined our board of directors in 2004. In 2002, Mr. Bryant became a director and the president and chief executive officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. He became the chairman of the board of Longs Drug Stores in 2003. Mr. Bryant served as senior vice president of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he also served as president and chief executive officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co. Mr. Bryant is also a director of Pathmark Stores, Inc.

Francesca Ruiz de Luzuriaga, 51, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. She is also a director of Providian Financial Corporation.

David M. Szymanski, 48, joined our board of directors in 2004. Dr. Szymanski has served as the Director of the Center for Retailing Studies at Texas A&M University since 2000 and the JCPenney Chair of Retailing Studies since 2003. He has held senior positions at the University since 1987, serving for the last six years in the Center for Retailing Studies. Dr. Szymanski is also a director of Zale Corporation and is the founder and chief executive officer of the Retailing Hall of Fame™.

Carolyn M. Ticknor, 57, joined our board of directors in 2000. Ms. Ticknor was the president of Hewlett-Packard Company's Imaging and Printing Systems from 1999 until her retirement in 2001, and had served as the president or general manager of HP's LaserJet Solutions since 1994. Ms. Ticknor is a director of The Clorox Company and VERITAS Software. She is also a director of the Lucile Packard Children's Hospital, a private organization, at the Stanford University Medical Center in California.

Ward W. Woods, 62, joined our board of directors in 1992. He was president and chief executive officer of Bessemer Securities, LLC, a privately held investment company, from 1989 until his retirement in 2000. Mr. Woods is the founding partner of Bessemer Holdings, L.P., and affiliated investment partnerships, a private equity firm. Mr. Woods is a director of Bessemer Securities, LLC, Bessemer Trust Co., and several other private companies.

Directors Whose Terms Expire in 2007

Claire S. Farley, 46, joined our board of directors in 2000. In 2002, Ms. Farley became the chief executive officer of Randall & Dewey Partners, LP, a leading provider of transaction and advisory services to the oil and gas industry. She served as the chief executive officer of Trade-Ranger Inc., a global Internet-based marketplace dedicated to buying and selling materials and services used by the energy industry, from 2001 to 2002. Ms. Farley was the chief executive officer of Intelligent Diagnostics, Inc., an Internet-based developer of artificial intelligence software used to diagnose medical conditions, from 1999 to 2000. She was a corporate officer for Texaco, Inc., from 1997 to 1999, having been with the company since 1981. In addition, Ms. Farley served as president of Texaco's Worldwide Exploration and New Ventures division from 1998 to 1999 and as president of its Texaco North America Production unit from 1997 to 1998. She is also a director of Newfield Exploration Company.

Rakesh Gangwal, 51, joined our board of directors in 1998. In 2003, Mr. Gangwal became the chairman, president, and chief executive officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2001 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003.

Gary G. Michael, 64, joined our board of directors in 1997. He was the chairman of the board and chief executive officer of Albertsons, Inc., a retail food and drug company, from 1991 until his retirement in 2001. From 2003 to 2004, Mr. Michael left his retirement to serve in a volunteer capacity as the interim president of the University of Idaho. Mr. Michael is also a director of Harrah's Entertainment Inc., IDACORP, Inc., Questar Corporation, and The Clorox Company and former chairman of the Federal Reserve Bank of San Francisco.

A. William Reynolds, 71, joined our board of directors in 1989. Mr. Reynolds was the chief executive of Old Mill Group, a private investment firm, from 1995 until his retirement in 2000. He was the chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company, from 1987 to 1995. Mr. Reynolds is also a former chairman of the Federal Reserve Bank of Cleveland.

Directors Whose Terms Expire in 2006

Brian C. Cornell, 46, joined our board of directors in 2004. In 2004, Mr. Cornell became the executive vice president and chief marketing officer, of Safeway Inc., a food and drug retailer in North America. From 1998 to 2004, he held several senior executive positions with PepsiCo Inc., a food and beverage company, including president of Pepsi-Cola North America's (PCNA) Food Services Division; senior vice president of sales for PCNA; region president, Europe, for PepsiCo Beverages International; and president of Tropicana International.

Edward E. Hagenlocker, 65, joined our board of directors in 1998. Mr. Hagenlocker retired from Ford Motor Company, an automotive manufacturer, after serving as its vice-chairman from 1996 to 1999. He also served as the chairman of Visteon Automotive Systems, an automotive parts business and enterprise of Ford Motor Company, from 1997 until his retirement in 1999. Mr. Hagenlocker is also a director of Air Products and Chemicals, Inc., American Standard Companies Inc., AmerisourceBergen Corporation, and Lucent Technologies Inc.

George J. Harad, 60, is the company's executive chairman of the board, having assumed that position in October 2004. He also assumed the position of chief executive officer for the company on an interim basis in February 2005. Mr. Harad became a director and president of Boise Cascade Corporation, now OfficeMax Incorporated, in 1991. He was elected the company's chief executive officer in 1994 and became chairman of the board in 1995, serving in those positions through October 2004. Mr. Harad has been an executive officer of the company since 1982.

Jane E. Shaw, 66, joined our board of directors in 1994. Since 1998, Dr. Shaw has been the chairman of the board and chief executive officer of Aerogen, Inc., a company developing drug-device combination aerosol products for critically ill patients with respiratory disorders. Dr. Shaw was the president and chief operating officer of ALZA Corporation, a pharmaceutical company, from 1987 to 1994. She is also a director of Intel Corporation and McKesson Corporation.

Director Independence

        The board has determined that all of the nominees for election as directors are independent within the meaning of the rules of the New York Stock Exchange ("NYSE"). Except for Mr. Harad, all directors not standing for election are also independent under the NYSE rules.

        For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, the board considers an "immediate family member" to include a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

        The board will presume a director is independent if, during the last three years, he or she has not:

  •
  been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman or interim chief executive officer;

  •
  been affiliated with or employed by (or is an immediate family member of a person who is affiliated with or employed in a professional capacity by) the present or former internal or external auditor of OfficeMax;

  •
  been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee includes one or more current executives of OfficeMax;

  •
  received more than $100,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services;

  •
  been an executive officer or an employee of, or an immediate family member of a person who is an executive officer of, a company that makes payments to or receives payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues; and

  •
  been an executive officer of, or an immediate family member of a person who is an executive officer of, a foundation, university, non-profit trust, or other charitable organization, for which the charitable contributions from OfficeMax exceeded the greater of $1 million or 2% of the charity's revenues.

        In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

  •
  has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

  •
  is not an "affiliated person" of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

        Our board will determine the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

        In 2004, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax. None of these sales accounted individually for more than one-tenth of one-percent of OfficeMax revenues in 2004.

        Also in 2004, we purchased a variety of goods and services from companies for which our directors also serve as officers or directors. For example, we purchased hotel lodging, groceries, chemicals, and other commodity goods in the ordinary course of business from companies with which some of our directors are affiliated. None of these purchases accounted for more than the greater of $1 million or 2% of the selling entity's revenues, and none of these purchases are material to our business.

        All of the transactions described above were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arms-length negotiated rates. Our board has determined these transactions are not material relationships under the NYSE's Corporate Governance Listing Standards and do not otherwise impair the independence of our directors.

 Director Compensation

        Our current board members, except Mr. Harad (who is an OfficeMax salaried employee), receive compensation for board service. In 2004, that compensation included:

Annual Retainer:	$51,000
Annual Committee Chair Stipend:	$6,500
Attendance Fees:	$1,500 for each board meeting $1,000 for each committee meeting Expenses related to attendance
Equity Based Compensation Award:	$35,000 annually

        In December 2004, the company's board of directors approved new compensation for nonemployee directors. The new compensation included an increase in the committee chair stipend fee from $6,500 to $20,000 for the chairs of the Audit Committee and the Committee of Outside Directors and $10,000 for all other committee chairs, an increase in the attendance fee for board meetings from $1,500 to $2,000, and an increase in the amount of the equity based compensation award from $35,000 to $45,000. Mr. Cornell and Dr. Szymanski each received an equity based compensation award with a target value of $45,000 upon their appointment to the board in December 2004.

OfficeMax Incentive and Performance Plan

        Through our shareholder-approved OfficeMax Incentive and Performance Plan (previously the Boise Incentive and Performance Plan, which replaced our Director Stock Option Plan, among others), each nonemployee director receives a form of long-term equity compensation (e.g., stock options or restricted stock). Individuals who are directors on July 31 receive a grant on that date, or if July 31 is not a business day, on the immediately preceding trading day. Directors appointed between August 1 and December 31 receive a grant when they join our board. In 2004, with the exception of Mr. Cornell and Dr. Szymanski, each nonemployee director was granted restricted stock having a target value of $35,000 based on the company's closing stock price on the grant date, July 30, 2004. Mr. Cornell and Dr. Szymanski were each granted restricted stock having a target value of $45,000 based on the company's closing stock price on the grant date, December 10, 2004. The restriction period will end and the shares will vest six months following the date of the director's termination of service as a director due to his or her death, disability, retirement, or resignation from the board. Directors holding restricted shares are entitled to vote. They are also entitled to receive notional dividends, which are accumulated and paid in cash at the time of vesting.

Director Stock Compensation Plan

        Through our shareholder-approved Director Stock Compensation Plan, nonemployee directors can elect to receive part or all of their compensation in stock options rather than cash. Under the plan, the directors must specify by December 31 of each year how much of their compensation for the following year they wish to receive in the form of stock options.

        Options are granted to participating directors at the end of each calendar year, equal in value to the cash compensation that the participating directors would otherwise have received. The number of option shares granted to a participating director is based on the amount of compensation he or she elected to have paid in options and the market value of our common stock on July 31 of each year. The options have an exercise price of $2.50 per share, can be exercised six months after the date of grant, and expire three years after the director's resignation, retirement, or termination as a director. Six of the 12 eligible directors participated in this plan in 2004, and six of the 12 eligible directors have elected to participate in the plan in 2005.

Director Deferred Compensation Plan

        Our Director Deferred Compensation Plan allows each nonemployee director to defer all or a portion of the cash compensation he or she receives for service as a director.

        Nonemployee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on the board. In the event of a change in control of the company, as defined in the plan, a trust may pay our obligations under the deferred compensation plan. For more information on this trust, see "Deferred Compensation and Benefits Trust" on page 32.

        Five of our directors participated in the deferred compensation program in 2004, and six directors have elected to participate in the program in 2005.

 Meetings of the Board

        During 2004, our board of directors met ten times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of 90%. All the directors, except Mr. Reynolds, attended at least 75% of the meetings of the board and the committees on which they served. Mr. Reynolds was unable to participate in three of ten board meetings and five of 17 committee meetings, which, in the aggregate, resulted in his attending less than 75% of the total meetings of the board and committees on which he served.

        While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. All our directors, except Mr. Gangwal, attended our 2004 annual meeting of shareholders.

        The board of directors has the following standing committees, with the membership indicated below:

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee

Warren F. Bryant*	X				X		X
Brian C. Cornell*	X				X		X
Claire S. Farley*	X		X		X
Rakesh Gangwal*	X						X	**
Edward E. Hagenlocker*	X		X				X
George J. Harad
Gary G. Michael*	X		X				X
A. William Reynolds*	X		X		X
Francesca Ruiz de Luzuriaga*	X				X	**
Jane E. Shaw*	X		X	**
David M. Szymanski*	X		X				X
Carolyn M. Ticknor*	X				X		X
Ward W. Woods*	X	**	X
2004 Meetings	2		9		9		6

(*)
Independent director within the definition used by the NYSE.

(**)
Committee chair.

 Committee of Outside Directors

        The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of Mr. Harad (our only management director). The committee reviews and evaluates our chief executive officer's performance against his individual and corporate goals and strategies. It also reviews the board's performance and processes and evaluates the communication among the board, management, and shareholders. The committee meets at least twice each year on a formal basis. The committee also meets on an ad hoc basis in conjunction with regularly scheduled board meetings.

        The chair of our Committee of Outside Directors acts as the lead independent director for our board. Our lead independent director is responsible for:

  •
  convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

  •
  coordinating the activities of our independent directors;

  •
  facilitating communications between the chairman of the board, chief executive officer, and other board members;

  •
  reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

  •
  consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

  •
  reviewing the results of the chief executive officer's performance evaluation with the chief executive officer and with the chair of the Executive Compensation Committee.

        When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

        You may contact our independent directors by writing to them in care of OfficeMax Incorporated, Attention Corporate Secretary, 150 Pierce Road, Itasca, Illinois 60143, or by e-mailing them at boardofdirectors@officemax.com. All correspondence will be referred to our lead director. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary.

 Executive Committee

        In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the executive chairman of the board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee, and the Committee of Outside Directors. In 2004, the Executive Committee met six times.

 Governance and Nominating Committee

        The Governance and Nominating Committee, comprised entirely of independent directors meeting the independence requirements of the NYSE, is responsible for:

  •
  assisting the board in identifying qualified individuals for board membership;

  •
  recommending the composition of the board and its committees;

  •
  monitoring the process to assess board and committee effectiveness;

  •
  developing and implementing our corporate governance guidelines;

  •
  reviewing director compensation and benefits; and

  •
  responding to shareholder proposals.

Qualifications for Directors

        The Governance and Nominating Committee has established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our shareholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our shareholders and us.

In evaluating board candidates, the committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to OfficeMax;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity of background, with particular consideration to female and minority candidates.

        The committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee decides not to nominate a member for reelection, the committee identifies the desired skills and experience of a new nominee in light of the criteria set forth above.

        The committee relies on management and director recommendations and the use of independent search firms when identifying potential board candidates. In 2004, we utilized the services of Russell Reynolds Associates for recruiting potential board candidates. All three directors who joined our board in 2004, Mr. Bryant, Mr. Cornell, and Dr. Szymanski, were identified by Russell Reynolds Associates.

        The committee does not have a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the committee will consider shareholder nominations for directors (see "Shareholder Nominations for Directors" on page 42). OfficeMax has not received any shareholder nominations or recommendations for director for our 2005 proxy statement.

Governance Guidelines

        We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. That information includes our Corporate Governance Guidelines, Code of Ethics, and charters for our Audit, Executive Compensation, and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at www.officemax.com by clicking on "About Us," then "Investors," and then "Corporate Governance." You also may obtain copies of these policies and codes by contacting our Investor Relations Department, 150 Pierce Road, Itasca, Illinois 60143, or by calling 630/773-5000.

        Our policies and practices reflect corporate governance initiatives that comply with the NYSE listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

  •
  our board of directors adopted clear corporate governance policies, including independence standards for determining director independence;

  •
  with the exception of Mr. Harad, our executive chairman of the board and chief executive officer, OfficeMax's board has determined that all of our directors meet the independence requirements of the NYSE;

  •
  all members of our Audit, Executive Compensation, and Governance and Nominating Committees are independent;

  •
  our board committee charters clearly establish their respective roles and responsibilities;

  •
  our non-management directors meet at least twice a year without management present, under the direction of our lead director;

  •
  we have a Code of Ethics that applies to all OfficeMax directors, officers, employees, associates, and agents and to any company that we own or manage;

  •
  our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls and reports regularly to our Audit Committee;

  •
  we have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

  •
  callers on our toll-free reporting service may request that an issue relating to accounting, internal accounting, internal controls, or auditing be reported to the Audit Committee.

Communications with Directors

        Shareholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 150 Pierce Road, Itasca, Illinois 60143. You should direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We will forward all communications to the person(s) to whom they are addressed. You also may correspond with our directors by email at boardofdirectors@officemax.com.

 Audit Committee Report

        The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax's financial statements, and our system of internal controls established by management regarding accounting, financial reporting, disclosure, and ethics. The committee also assists the board in the oversight of OfficeMax's compliance with legal and regulatory requirements; the independence, performance, and qualifications of the independent accountant; and the performance of OfficeMax's internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter, attached to this Proxy Statement as Appendix A. All the committee members are "financially literate," and Ms. Ruiz de Luzuriaga, the committee chair, qualifies as an "audit committee financial expert" as defined by the SEC.

        The Audit Committee, formed in 1969, has had a charter since 1973. The committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include:

  •
  discussing with management and the independent accountant OfficeMax's annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements;

  •
  discussing with management and the independent accountant, as appropriate, earnings press releases, analyst guidance, and other financial information provided to the public;

  •
  recommending, for shareholder approval, the independent accountant to examine OfficeMax's accounts, controls, and financial statements;

  •
  discussing with management and the independent accountant, as appropriate, any audit problems or difficulties and management's response, as well as OfficeMax's risk assessment and risk management policies;

  •
  reviewing OfficeMax's financial reporting and accounting standards and principles, significant changes in those standards or principles or in their application, and the key accounting decisions affecting OfficeMax's financial statements;

  •
  reviewing and approving OfficeMax's internal corporate audit staff functions, including (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

  •
  reviewing, with the chief financial officer, controller, director of internal corporate audit functions, or others, OfficeMax's internal system of audit, financial, and disclosure controls, and the results of internal audits;

  •
  obtaining and reviewing, at least annually, a written report from the independent accountant delineating the accounting firm's internal quality-control procedures and any material issues raised within the preceding five years by the accounting firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm;

  •
  assessing auditor independence and absence of conflicts of interest by reviewing, at least annually, all relationships between the independent accountant and OfficeMax;

  •
  setting policies for hiring employees or former employees of OfficeMax's independent accountant;

  •
  reviewing and investigating matters pertaining to management's integrity, including conflicts of interest or adherence to codes of ethics as required in OfficeMax's policies; and

  •
  establishing procedures concerning the submission, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.

        The committee, or an authorized committee member, must also preapprove any audit and permitted nonaudit services provided to OfficeMax by its independent accountant, KPMG.

Audit, Audit-Related, and Other Nonaudit Services

        For audit services, KPMG provides the Audit Committee with an engagement letter each year outlining the scope of the audit services proposed to be performed during the fiscal year. The Audit Committee reviews the engagement letter and, if agreed to by the committee members, formally accepts it at a committee meeting held early in the year.

        In addition to its audit services for the annual financial statements, KPMG provides the company with other audit-related and tax-related services, such as audits of the company's employee benefit plans; various advisory and professional services, including tax compliance, advice, and planning; acquisition due diligence and consulting; and technical accounting research and consultation. Each year, OfficeMax's management submits to the Audit Committee a list of proposed audit-related and other nonaudit services and associated fees that it recommends be provided by KPMG for the fiscal year. OfficeMax's management and KPMG each confirm to the committee that all the services on the list are permissible under applicable legal requirements. The committee reviews the proposed services and fees and, if agreed to by committee members, formally approves those services and associated fees. The Audit Committee is periodically informed of the services actually provided by KPMG pursuant to this preapproval process.

        To ensure prompt handling of unexpected matters, the Audit Committee delegated to its chair the authority to amend or modify the list of approved permissible audit and nonaudit services and fees. The chair reports any action taken at the next Audit Committee meeting. The committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG.

        KPMG must ensure that the Audit Committee has pre-approved all audit and nonaudit services provided to OfficeMax. OfficeMax's executive vice president and chief financial officer is responsible for tracking KPMG's audit fees against the budget for such services and reports at least annually to the Audit Committee.

        The company did not use KPMG for any of the following nonaudit services in 2004:

  •
  bookkeeping or other services related to our accounting records or financial statements;

  •
  financial information systems design and implementation;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser, or investment banking services; or

  •
  legal services and expert services unrelated to the audit.

Based on its review, the committee believes that KPMG's provision of nonaudit services is compatible with maintaining its independence.

Financial Statement Recommendation

        The Audit Committee is responsible for recommending to the board that the company's audited financial statements be included in its Form 10-K. The committee took a number of steps in making this recommendation for 2004, including discussing with KPMG the:

  •
  conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  auditors' independence, including receipt of a letter from KPMG regarding its independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

  •
  audit of management's assessment of the effectiveness of internal control over financial reporting and KPMG's own audit of the effectiveness of internal controls over financial reporting.

        As the final step to this procedure, the Audit Committee reviewed and discussed with KPMG and management the company's audited consolidated balance sheet at December 31, 2004, and its audited consolidated statements of income (loss), cash flows, and shareholders' equity for the year ended December 31, 2004. These procedures included a review of the internal investigation related to the internal controls and accounting for vendor income. This investigation was conducted under the Audit Committee's direction.

        Based on the discussions with OfficeMax's management regarding the audited financial statements and KPMG regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in the company's 2004 Form 10-K.

Audit Committee of the Board of Directors

  Francesca Ruiz de Luzuriaga, Chair
  Warren F. Bryant
  Brian C. Cornell
  Claire S. Farley
  A. William Reynolds
  Carolyn M. Ticknor

 Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The board established this committee to discharge the board's responsibilities relating to compensation of the company's chief executive officer and each of the company's executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the chief executive officer and executive officers. The following report explains the basis for the committee's compensation decisions during 2004.

        The company's salary policy provides for compensation at competitive levels for all employees. The committee believes executive compensation should be designed to:

  •
  closely align compensation with the performance of the company on both a short-term and long-term basis;

  •
  link each officer's compensation to his or her performance and the areas of the company for which he or she is responsible;

  •
  attract, motivate, reward, and retain the broad-based management talent critical to achieving the company's business goals; and

  •
  encourage ownership of company common stock by executive officers.

        To ensure that compensation levels remain competitive, the committee analyzes information on executive compensation practices from a wide variety of sources. We survey and analyze compensation practices and data for executives holding comparable positions throughout general industry and at distribution and specialty retailing companies. The committee also assesses compensation practices and data from a representative peer group of companies designed by outside consultants.

        The committee and management use information, surveys, and data compiled by outside human resource consulting firms to assist them in structuring the company's compensation programs. In 2004, we used services provided by Hewitt Associates, Mullin Consulting (formerly Management Compensation Group), Stern Stewart & Co., and Marsh Financial Services. Beginning in 2004, the committee also retained and utilized the services of Frederic W. Cook & Co., Inc., who reported directly to the committee as an independent compensation consultant.

Changes in Compensation Program

        In 2004, we structured our equity compensation program to take into account the uncertainty surrounding the company's evaluation of strategic alternatives, the sale of our forest products assets, the continued integration of the OfficeMax acquisition, and the transitional time in our company's history. To meet the design goals of our executive compensation program, we changed some of the ways we had traditionally delivered long-term compensation to our executive officers and other key employees.

        In 2004, we elected to grant cash, rather than equity, awards to our officers and other key employees in the forest products segments of our business in anticipation of the sale of our forest products assets and the need to retain such officers through the transition period. We granted restricted stock unit awards instead of restricted stock or stock options to our officers and other key employees in our office products businesses. A restricted stock unit award is a grant that vests over time and/or is subject to performance criteria. Upon vesting of this award, employees receive OfficeMax common stock, which they own outright. Holders of restricted stock units granted in 2004 receive notional dividends, which are accumulated and paid in cash at the time that the restricted stock units are paid. They do not hold voting rights.

        We began expensing stock option grants in 2003 for all awards granted on or after January 1, 2003. Although the committee granted no stock options to executive officers in 2003 or 2004, our officers may hold options granted in prior years under the company's Key Executive Stock Option Plan. These options were priced at fair market value on the date of grant. Our option plans specifically prohibit the repricing of options without shareholder approval, and the company has never issued stock appreciation rights. Our previously granted stock option awards do not require that executives hold the shares acquired through the exercise of options; however, our stock ownership guidelines for executive officers encourage the retention of all equity-based awards. Option holders do not receive dividend payments or equivalents for the options they hold.

        Over the last several years, we had awarded performance units to our executive officers under the Key Executive Performance Unit Plan. Performance units were part of the company's long-term compensation program and provided the opportunity for cash awards based on the company's performance relative to the performance of a number of our forest and office products competitors over a three-year period. Because of the company's changing business mix and significant changes in the composition of our competitor group, the committee believes this compensation tool no longer meets the design goals of our executive compensation program. The company did not award any performance units under its Key Executive Performance Unit Plan in 2003 or 2004. In connection with the closing of the sale of the company's forest products assets, the committee terminated the Key Executive Performance Unit Plan and paid out all remaining units. This payout, as well as the scheduled payout that occurred in July 2004, is reported in the "Summary Compensation Table" on page 28.

Components of Executive Compensation

        OfficeMax's executive compensation program now has four principal components:

  •
  base salary;

  •
  annual variable incentive compensation;

  •
  long-term incentive compensation; and

  •
  other compensation and benefit plans.

        We target total compensation for executive officers (the sum of base salary, annual variable incentive compensation, and long-term compensation) at the 50th percentile of our selected peer group companies. We believe our annual variable incentive compensation component links executive compensation directly to the company's financial performance, and the long-term incentive compensation component links executive compensation to growth in the company's stock value.

        The company's compensation plans reflect the committee's intent and general practice to pay compensation that the company can deduct for purposes of federal income tax. Executive compensation decisions, however, necessarily involve some subjective judgment. From time to time, we may pay amounts that are not tax deductible to meet the design goals of our executive compensation program.

Base Salary

        The committee reviews base salaries for executive officers on an annual basis and at the time of promotions or other increases in responsibilities. Almost all salaried positions within the company, including each executive officer position, have an established salary guideline. The midpoint of each salary guideline approximates the median salary, adjusted for company size (in sales), of equivalent positions at our peer group companies. While the salary target range for our executive officers is the midpoint of the salary guideline, an individual's salary may fall above or below the midpoint based on a subjective evaluation of factors such as the individual's level of responsibility, individual performance, and years of experience with the company.

        Each year, the committee reviews the criteria discussed above and establishes the chief executive officer's base salary. Our Committee of Outside Directors formally reviews the chief executive officer's performance against a written performance plan. In 2004, while he served as chief executive officer, Mr. Harad's base salary was set at $1,100,000. This amount was increased from $1,000,008 paid in 2003, and was at the 51st percentile of the salary guideline for chief executive officer. Due to various cost reductions and other actions the company has taken over the past few years, Mr. Harad had not received a salary increase in 2002 or 2003. In October 2004, when Mr. Milliken became our chief executive officer, his base salary was set at $930,000, reflecting his years of experience with the company and his new responsibilities as chief executive officer. This amount was at the 20th percentile of the salary guideline for chief executive officer.

        Mr. Harad, who now serves as our chief executive officer on an interim basis, is being paid pursuant to an employment agreement, which we entered into with Mr. Harad in October 2004, when he resigned as chief executive officer and became the executive chairman of our board. The agreement is described in further detail on page 37.

Annual Variable Incentive Compensation (Bonus)

        Annual variable incentive compensation bonuses are based on a percentage of each executive officer's base salary. Each year the committee establishes objective performance criteria, bonus target percentages, and other terms and conditions of awards under our variable incentive compensation program. The committee also oversees administration of the program as it concerns executive officers.

        In 2004, we based variable incentive compensation on measures applicable to each segment of our business. Specifically, in our office products segment, we based variable incentive compensation on return on sales, same store sales growth, and acquisition synergy savings. In our forest products businesses, we used measures that relate to Economic Value Added ("EVA"), cash flow, and pre-tax return on EVA investment. For individuals in our corporate staff segment, we based their variable incentive compensation on the weighted average of the bonus payout multiples for our operating segments. We weighted these multiples based 50% on the capital employed by the business and 50% on the sales of the business.

        In connection with the sale of the company's forest products assets, the company estimated the 2004 results under the annual incentive program based on performance year-to-date and made a pro rata payment through the closing date to all employees other than employees in our office products businesses. Those employees who transferred from a forest products business or staff function to OfficeMax after the closing became participants in the office products annual incentive program. Those employees have received a payment prorated from the date of the closing through December 31, 2004, based upon the annual incentive measures of same store sales growth, return on sales, and synergies established for the office products businesses and the company's performance with respect to those measures in 2004. Employees of our office products business for the entire year have received a single payment for the 2004 performance period.

        The committee establishes target payouts for the chief executive officer and each executive officer using the average bonus targets, adjusted for company size (in sales), of equivalent positions at our peer group companies. Target bonus amounts are specified as a percentage of the executive officer's base salary. In 2004, target bonus amounts for our executive officers ranged from 45% to 120% of base salary, depending on position, and were payable in cash. The target payout for Mr. Harad was $1,000,008, or 100% of his base salary until March 31, 2004, and $1,320,000, or 120% of his base salary from April 1, 2004, through October 28, 2004, when he assumed the position of executive chairman of the board and no longer participated in the variable incentive program. The target payout for Mr. Milliken was $349,245, or 65% of his base salary through October 28, 2004, and $837,000, or 90% of his base salary from October 29, 2004, through December 31, 2004. Depending on the achievement of the objective performance goals, an executive's actual payout can exceed the targeted amount if the objective performance goals established by the committee are exceeded.

        In 2004, Mr. Harad's award was based on "economic value added," which is determined by calculating the company's operating profit and then subtracting a pretax charge for the financial cost of the capital used to generate that profit. In 2004, the company was unable to measure EVA appropriately for the company as a whole due to the significant shifts in our capital and businesses. In such situations, the plan allows the committee to use its discretion and base Mr. Harad's award on the average of the payouts provided to individuals in our operating segments. This discretion was exercised by the committee and resulted in a payout of $1,542,973, as reported in the "Summary Compensation Table" on page 28. This bonus payout is above the 50th percentile for target bonus payouts for chief executive officers within our peer group, and reflects the outstanding performance of our building products manufacturing and distribution businesses in the ten months preceding the sale of our forest products assets. Mr. Harad will not receive a variable incentive award in 2005, but will be compensated for his services pursuant to an employment agreement, which is described on page 37.

        In 2004, Mr. Milliken's award was based on same store sales growth, return on sales, and synergies, all calculated based on the operating results of our office products businesses. Under the 2004 annual variable incentive compensation program, Mr. Milliken received an annual incentive payment of $396,415, as reported in the "Summary Compensation Table" on page 28. Commensurate with the relatively weak performance of the office products business, this payout was less than the target payout and below the 25th percentile for target bonus payouts for chief executive officers within our peer group. The Summary Compensation Table reflects amounts paid to all of our other named executive officers under the variable incentive compensation program.

Long-Term Incentive Compensation (Restricted Stock Awards)

        The OfficeMax Incentive and Performance Plan (formerly known as the Boise Incentive and Performance Plan and referred to here as the "OMIPP"), adopted in 2003, permits the grant of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (SARs), and stock options (including performance based or indexed stock options). This plan gives the company flexibility in providing competitive long-term incentive compensation that closely aligns the interests of our employees and nonemployee directors with those of our shareholders. The committee oversees administration of the plan covering executive officers.

        In July 2004, the company issued restricted stock unit awards to its executive officers in our office products businesses. The committee determined the number of restricted stock unit awards to grant by:

  •
  analyzing peer group companies' competitive compensation;

  •
  considering outside consultant recommendations; and

  •
  taking into account each individual's salary guideline and responsibilities.

The committee also considered previous grants of stock options and restricted stock to individuals, as well as individual performance and retention goals.

        Under the OMIPP, no participant may receive more than 1,500,000 shares of restricted stock units in any fiscal year. This provision reflects the committee's view that the plan is intended to provide long-term incentive compensation to a broad spectrum of the company's management.

        The 2004 grants are restricted stock units with a graduated vesting period. The units will vest 50% in August 2006 and the remaining 50% in August 2007. The number of units initially granted in 2004 will be increased or decreased in early 2006 based on the company's performance with respect to return on net assets, measured from January 1, 2004, to December 31, 2005. Upon vesting, the units will be paid in company stock and participants will also receive a cash payment equivalent to the accumulated notional dividends. The units do not have voting rights before they vest. The performance adjustment criteria, vesting provisions, and performance goals are described more fully in footnote number 4 to the "Summary Compensation Table" on page 28. The performance adjustment criteria, vesting provisions, and performance goals of the 2004 restricted stock unit awards may differ significantly from any future awards the committee may grant.

        During 2004, the committee granted Mr. Milliken a restricted stock unit award consisting of 35,198 units. Mr. Milliken's grant was subject to the same vesting schedule and performance adjustment applicable to the grants to other executive officers who received restricted stock units. Mr. Milliken's award will be adjusted from 0% to 150% of target, depending on the return on net assets achieved for the measurement period from January 1, 2004, through December 31, 2005. Mr. Milliken will then be entitled to receive a pro rata portion of the award calculated based on the number of full months he was employed during the vesting period.

        Mr. Harad did not receive a long-term incentive award in 2004, but will be compensated for his services pursuant to an employment agreement, which is described on page 37.

Other Compensation and Benefit Plans

        In 2004, the committee did not grant long-term awards to officers and other key employees in the forest products businesses. Instead, and as a condition to the Asset Purchase Agreement, the committee granted cash awards to facilitate the retention of these employees through the transition of these businesses. These awards generally vest on October 29, 2005, the first anniversary of the closing date of the sale of the forest products assets. These awards were based on the base salary of these individuals and ranged from 20% of base salary to 100% of base salary plus target bonus, depending on the individual's salary range.

        The company's executive officers receive additional compensation in the form of payments, allocations, or accruals under various other compensation and benefit plans. Among these plans and benefits are deferred compensation plans, a supplemental early retirement plan, and an agreement that formalizes the executive officer's severance benefits if the officer is terminated following a change in control. You can read more about each of these plans and benefits on page 31 under "Other Compensation and Benefit Plans." Each of these plans is an integral part of the company's compensation program.

Employment Agreement with Mr. Harad

        On October 29, 2004, we entered into an employment agreement with Mr. Harad, who, at that time, became the executive chairman of our board of directors. Mr. Harad previously served as chairman of our board of directors, chief executive officer, and president. We entered into the agreement to secure Mr. Harad's service as executive chairman of OfficeMax through June 30, 2005. Mr. Harad returned as our chief executive officer in February 2005, but has not received additional compensation for that role. You can read more about Mr. Harad's agreement under "Executive Officer Agreements" on page 37.

Stock Ownership Guidelines

        In 1999, the committee established stock ownership guidelines for executive officers. These guidelines were intended to increase the officers' equity stake in the company and more closely align their interests with those of our shareholders. These guidelines provided that, over time:

  •
  the chief executive officer should acquire and maintain stock ownership equal in value to three times his base salary;

  •
  the senior vice presidents should acquire and maintain stock ownership equal in value to twice their base salary; and

  •
  the vice presidents should acquire and maintain stock ownership equal in value to their base salary.

        Stock held directly, common stock and preferred stock held indirectly through our Savings Plan, stock units held under our deferred compensation plan, a portion of each restricted stock award, and a portion of an executive officer's unexercised stock options were all taken into consideration when calculating whether an officer met his or her stock ownership guidelines. Prior to the sale of our forest products assets, our executive officers had met or were making progress toward meeting their stock ownership guidelines. Given the recent transition of the company, the committee intends to revisit the stock ownership guidelines in 2005 to ensure the guidelines and calculation criteria appropriately align the interests of our executive officers with those of our shareholders.

Executive Compensation Committee of the Board of Directors

  Jane E. Shaw, Chair
  Claire S. Farley
  Edward E. Hagenlocker
  Gary G. Michael
  A. William Reynolds
  David M. Szymanski
  Ward W. Woods

 Performance Graph

        The following graph compares the five-year cumulative total return (assuming dividend reinvestment) for the Standard & Poor's 500 Index, the Standard & Poor's 500 Specialty Stores Index, OfficeMax, and a peer group of paper and forest products companies. The companies in the S&P 500 Specialty Stores Index are AutoNation, AutoZone, Bed Bath & Beyond, Office Depot, OfficeMax, Staples, Tiffany & Co., and Toys R Us. The companies in the peer group are OfficeMax, Georgia-Pacific, International Paper, Louisiana-Pacific, MeadWestvaco, and Weyerhaeuser.

175
150
125
100
75
50
DOLLARS
S&P 500 Index
S&P 500 Specialty Stores Index
OfficeMax Incorporated
Peer Group
1999
2000
2001
2002
2003
2004

Company/Index Name	Base Period 1999	Return 2000	Return 2001	Return 2002	Return 2003	Return 2004
S&P 500 Index	$100	$90.90	$ 80.09	$ 62.39	$ 80.29	$ 89.03
S&P 500 Specialty Stores Index	100	83.43	134.67	119.70	161.18	169.57
OfficeMax Incorporated	100	84.72	87.29	66.10	88.13	85.65
Peer Group	100	73.65	74.61	63.76	87.90	95.76

 Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2004.

Ownership of OfficeMax Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors(1)
Warren F. Bryant	1,472	*
Brian C. Cornell	1,415	*
Claire S. Farley	18,927	*
Rakesh Gangwal	20,372	*
Edward E. Hagenlocker	13,657	*
George J. Harad	1,720,693	1.69%
Gary G. Michael	20,297	*
Christopher C. Milliken	268,846	*
A. William Reynolds	38,861	*
Francesca Ruiz de Luzuriaga	18,582	*
Jane E. Shaw	28,402	*
David M. Szymanski	1,415	*
Carolyn M. Ticknor	11,585	*
Ward W. Woods	45,838	*
Other Named Executives(2)
Theodore Crumley	471,326	*
Gary J. Peterson	26,566	*
Michael D. Rowsey	66,409	*
Ryan T. Vero	13,201	*
Phillip P. DePaul	7,492	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	2,840,356	2.79%
*Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP"), Director Stock Option Plan ("DSOP"), and OfficeMax Incentive and Performance Plan ("OMIPP"), described beginning on page 10 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 5,670 shares; Ms. Ruiz de Luzuriaga, 3,997 shares; Ms. Shaw, 10,817 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; Hagenlocker, 72 shares; Michael, 1,481 shares; Reynolds, 11,276 shares; Woods, 18,253 shares; and directors as a group, 58,740 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 6,500 shares; Ms. Ruiz de Luzuriaga, 9,500 shares; Ms. Shaw, 13,500 shares; Ms. Ticknor, 6,500 shares; and Messrs. Gangwal, 9,500 shares; Hagenlocker, 9,500 shares; Michael, 7,500 shares; Reynolds, 13,500 shares; Woods, 13,500 shares; and directors as a group, 89,500 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Farley, 3,000 shares; Ms. Ruiz de Luzuriaga, 3,000 shares; Ms. Shaw, 3,000 shares; Ms. Ticknor, 3,000 shares; and Messrs. Gangwal, 3,000 shares; Hagenlocker, 3,000 shares; Michael, 3,000 shares; Reynolds, 3,000 shares; Woods, 3,000 shares; and directors as a group, 27,000 shares. The number of restricted shares granted under the OMIPP included in the beneficial ownership table is as follows: Ms. Farley, 1,085 shares; Ms. Ruiz de Luzuriaga, 1,085 shares; Ms. Shaw, 1,085 shares; Ms. Ticknor, 1,085 shares; and Messrs. Bryant, 1,085 shares; Cornell, 1,415 shares; Gangwal, 1,085 shares; Hagenlocker, 1,085 shares; Michael, 1,085 shares; Reynolds, 1,085 shares; Szymanski, 1,415 shares; Woods, 1,085 shares; and directors as a group, 13,680 shares.

(2)
The beneficial ownership for these named executive officers includes all shares held of record or in street name, plus options previously granted but unexercised under the Key Executive Stock Option Plan, which was replaced by the

  OMIPP; interests in shares of common stock held in the OfficeMax Common Stock Fund by the trustee of the company's Savings and Supplemental Retirement Plan (which was renamed the OfficeMax Savings Plan effective January 1, 2005, and is referred to as the "Savings Plan"), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code; deferred stock units held under the 2001 Key Executive Deferred Compensation Plan; and restricted stock and restricted stock units granted under the OMIPP. The executive officers may vote the restricted stock but may not sell or transfer it during the maximum three-year restriction period. The restricted stock units do not have voting rights. For further information regarding vesting of the restricted stock and restricted stock units, see footnote 4 under the "Summary Compensation Table" on page 28. The following table indicates the nature of each named executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the Savings Plan, which are not included in the beneficial ownership table.

	Common Shares Owned	Unexercised Option Shares	Restricted Stock/ Units	Deferred Stock Units	Savings Plan Shares	ESOP (Preferred Stock)
George J. Harad	6,611	1,393,900	260,300	49,403	10,479	874
Christopher C. Milliken	4,600	175,633	60,898	20,309	7,406	1,398
Theodore Crumley	1,247	369,500	74,200	4,271	22,108	885
Gary J. Peterson	3,881	0	22,103	0	582	0
Michael D. Rowsey	7,800	30,300	24,885	3,424	0	108
Ryan T. Vero	2,280	0	10,114	0	807	0
Phillip P. DePaul	781	0	6,333	0	378	0
Executive officers as a group*	27,200	1,969,333	503,833	77,407	41,761	3,265
  *
  Our executive officers at December 31, 2004, included all of our named executive officers, together with Brian P. Anderson, who served as our Chief Financial Officer from November 11, 2004, until his resignation on January 11, 2005.

(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in OfficeMax shares with the SEC and the NYSE. Based on our records and other information, we believe that in 2004 our directors and reporting officers met all applicable SEC filing requirements, except for an amended Form 3 filed on March 4, 2005, reporting ownership of 3,424.4108 stock units by Michael D. Rowsey, President—Contract. Mr. Rowsey holds these units through his deferred compensation account. Mr. Rowsey's ownership of these units was inadvertently omitted from his Form 3 filed on November 2, 2004.

Ownership of More Than 5% of OfficeMax Stock

        As of March 31, 2005, the table below describes each person or entity that we know to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	7,432,360	0	7,432,360	0	7,432,360	8.44%
Joint filing by Capital Group International, Inc. Capital Guardian Trust Company 11100 Santa Monica Blvd. Los Angeles, CA 90025	4,019,650	0	5,900,680	0	5,900,680	6.3%
Joint filing by(1) K Capital Offshore Master Fund (U.S. Dollar), L.P. Special K Capital Offshore Master Fund (U.S. Dollar), L.P. K Capital Partners, LLC Harwich Capital Partners, LLC Abner Kurtin c/o K Capital Partners, LLC 75 Park Plaza Boston, MA 02116	5,795,800	0	5,795,800	0	5,795,800	6.2%
Convertible Preferred Stock, Series D(2)
State Street Bank and Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	0	1,376,987	0	1,376,987	1,376,987	100%

(1)
Pursuant to the Schedule 13D filed on February 25, 2005 by K Capital Offshore Master Fund (U.S. Dollar), L.P., Special K Capital Offshore Master Fund (U.S. Dollar), L.P. (collectively the "Partnerships"), K Capital Partners, LLC ("General Partner"), Harwich Capital Partners, LLC, and Abner Kurtin, K Capital Partners, LLC, as General Partner of the Partnerships, beneficially owns 5,795,800 shares of Common Stock. Harwich, as managing member of the General Partner, and Mr. Kurtin, as managing member of Harwich, beneficially own the same number of shares of Common Stock.

(2)
The shares of preferred stock held by the ESOP represent approximately 1.5% of the company's voting securities outstanding as of December 31, 2004.

 Compensation Tables

        The following tables present compensation information for Mr. Harad, our executive chairman of the board and chief executive officer, who served as our chief executive officer during the period January 1, 2004, through October 28, 2004, Mr. Milliken, who became our president and chief executive officer beginning October 29, 2004, and Messrs. Crumley, Peterson, Rowsey, Vero, and DePaul, our five next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation
						Awards			Payouts
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)		Restricted Stock Unit Awards ($) (4)		Securities Underlying Options/ SARs (#) (5)	LTIP Payouts ($) (6)	All Other Compensation ($) (7)

George J. Harad, Executive Chairman of the Board and Chief Executive Officer	2004 2003 2002	$1,060,900 1,000,008 1,000,008	$1,542,973 783,608 882,807	$	— — —	$	— 6,835,637 —	— — 335,700	$1,245,458 — —	$229,193 245,526 211,303
Christopher C. Milliken, Former President and Chief Executive Officer	2004 2003 2002	763,577 547,965 531,600	396,415 314,432 368,678		— — —		1,135,136 637,103	— — 61,700	513,128 — —	66,313 149,117 90,405
Theodore Crumley, Executive Vice President and Chief Financial Officer	2004 2003 2002	507,586 462,204 456,654	487,829 247,288 265,213		— — —		— 1,839,418 —	— — 86,700	670,480 — —	114,083 80,831 67,764
Gary J. Peterson, Former President—Retail	2004 2003 2002	700,962 25,962 —	1,460,188 — —		— — —		712,822 — —	— — —	— — —	1,290 48 —
Michael D. Rowsey, President—Contract	2004 2003 2002	377,815 227,864 217,773	151,250 84,567 80,862		— — —		621,619 139,072 —	— — 11,700	66,330 — —	22,724 23,554 11,687
Ryan T. Vero, Executive Vice President— Merchandising	2004 2003 2002	368,462 12,500 —	568,000 — —		— — —		326,177 — —	— — —	— — —	5,222 16 —
Phillip P. DePaul, Senior Vice President and Controller	2004 2003 2002	263,731 6,731 —	250,638 — —		— — —		204,239 — —	— — —	— — —	3,543 8 —

(1)
Includes amounts deferred under the company's Savings Plan and 2001 Key Executive Deferred Compensation Plan. The amounts reported in 2003 for Messrs. Peterson, Vero, and DePaul represent salary for the period after the company acquired OfficeMax, Inc. in December of that year. These individuals were not employed by the company in 2002.

(2)
Payments, if any, under the company's variable incentive compensation program. See "Annual Variable Incentive Compensation (Bonus)" on page 20. The amounts reported for Mr. Milliken in 2002 include $60,375 earned under the Boise Cascade Office Products Corporation (BCOP) Key Executive Retention and Incentive Plan, which was adopted by the company in connection with its repurchase of BCOP's outstanding minority interest in 2000. As a result of regulatory changes that affected the company's Split Dollar Life Insurance Plan for executive officers, the company elected to terminate this benefit plan for the named executives in 2003. For 2003, the company made a special, one-time payment to the named executives that allowed them, if they so chose, to pay directly the 2003 annual premium payment for the split-dollar life policy in order to maintain coverage while other life insurance alternatives were pursued. The amounts reported for Messrs. Harad and Crumley were $116,403 and $46,830, respectively.

(3)
The cost incurred by the company during these years for various other perquisites provided to each of the named executive officers is not reflected because the amount did not exceed the lesser of $50,000 or 10% of the executive's salary and bonus during each year.

(4)
Includes both restricted stock and restricted stock units awarded under the OfficeMax Incentive and Performance Plan. See "Long-Term Incentive Compensation (Restricted Stock Awards)" on page 22. The dollar values shown in this column are based on our closing stock price on the date of grant, and are without adjustment for personal income taxes and fees.

Messrs. Milliken, Peterson, Rowsey, Vero, and DePaul were granted 35,198, 22,103, 19,275, 10,114, and 6,333 shares of restricted stock units, respectively, on July 30, 2004. The closing price of OfficeMax's common stock on that date was $32.25. The number of units initially granted on July 30, 2004, will be increased or decreased in early 2006 based on the company's performance with respect to return on net assets, measured from January 1, 2004 to December 31, 2005. Each number of units may be adjusted from 0% to 150% of the target award. The units will vest 50% in August 2006 and the remaining 50% in August 2007. Upon vesting, the units will be paid in company stock.

As of December 31, 2004 (based on a closing price of OfficeMax's common stock on that date of $31.38), the 35,198 restricted stock units granted to Mr. Milliken on July 30, 2004, had a value of $1,104,513; Mr. Peterson's 22,103 restricted stock units had a value of $693,592; Mr. Rowsey's 19,275 restricted stock units had a value of $604,850; Mr. Vero's 10,114 restricted stock units had a value of $317,377; and Mr. DePaul's 6,333 restricted stock units had a value of $198,730. Dividends accrue on these restricted units and are paid at vesting.

The dollar values shown in this column represent the value of restricted shares granted to Messrs. Milliken and Rowsey under the OfficeMax (Boise) Incentive Performance Plan on the date of grant, July 31, 2003. The closing stock price on the date of grant was $24.79. These restricted shares vested on January 31, 2005. The closing stock price on that date was $29.51.

(5)
Grants under the company's Key Executive Stock Option Plan. This Plan has been replaced with the OfficeMax Incentive and Performance Plan.

(6)
Payouts under the company's Key Executive Performance Unit Plan. This Plan was terminated in connection with the sale of the company's forest products assets.

(7)
Amounts disclosed in this column include the following:

Name	Year	Company Matching Contributions to the Executive Officer Deferred Compensation or SSRP Plans ($)(*)	Accruals of Above-Market Interest on Executive Officer Deferred Compensation Plans Balances ($)	Company- Paid Portion of Executive Officer Life Insurance Programs ($)

George J. Harad	2004 2003 2002	$149,855 153,838 114,952	$79,338 82,688 81,315	$	— 9,000 15,036
Christopher C. Milliken	2004 2003 2002	26,545 73,860 42,968	38,542 42,023 42,535		1,226 33,234 4,902
Theodore Crumley	2004 2003 2002	76,969 31,510 26,498	37,114 37,570 35,056		— 11,751 6,210
Gary J. Peterson	2004 2003 2002	— — —	— — —		1,290 48 —
Michael D. Rowsey	2004 2003 2002	14,236 7,030 7,590	8,003 4,687 3,645		485 11,837 452
Ryan T. Vero	2004 2003 2002	4,773 — —	— — —		449 16 —
Phillip P. DePaul	2004 2003 2002	3,217 — —	— — —		326 8 —

(*)
The company's 2001 Key Executive Deferred Compensation Plan, into which the accrued account balances under its previous deferred compensation plans were merged (with the exception of some of the accrued account balances under the 1982 Executive Officer Deferred Compensation Plan), is an unfunded plan. This plan was closed to new deferrals after December 31, 2004. Under this plan, executive officers could irrevocably elect to defer receipt of a portion (6% to 25%) of their base salary and bonus until termination of employment or beyond. For amounts deferred through December 31, 2004, a participant's account is generally credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds and/or with stock units. Each stock unit is equal in value to one share of the company's common stock. The company made an additional contribution to each participant's stock unit account equal to 25% of the participant's contribution. Participants could also choose to defer the matching contribution the company would normally make to the ESOP Fund of the Savings and Supplemental Retirement Plan (SSRP). The matching contribution was equal to $.50 on the dollar ($.70 on the dollar for participants who were not employees of the office products business before October 29, 2004, as well as a discretionary match for such employees who were hired on or after November 1, 2003) up to the first 6% of eligible compensation. The company's SSRP (renamed the OfficeMax Savings Plan effective January 1, 2005) is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code and contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

Stock Option Table

        This table sets forth the shares acquired and gross value (without adjustment for personal income taxes and fees, if any) realized by the named executive officers upon the exercise of stock options during 2004 and also states the year-end gross value of unexercised stock options held by these executives.

Aggregate Option/SAR Exercises for 2004 and 2004 Option/SAR Values

Name	Shares Acquired Upon Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at 12/31/04(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at 12/31/04($) Exercisable/ Unexercisable(2)

George J. Harad	77,200	$620,737	1,393,900/0	$2,887,697/0
Christopher C. Milliken	—	—	175,633/0	438,717/0
Theodore Crumley	—	—	369,500/0	697,994/0
Gary J. Peterson	—	—	—	—
Michael D. Rowsey	—	—	30,300/0	79,602/0
Ryan T. Vero	—	—	—	—
Phillip P. DePaul	—	—	—	—

(1)
The "value realized" represents the difference between the option's exercise price and the value of the company's common stock at the time of exercise.

(2)
This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 2004, $31.38, exceeded the options' exercise price.

 Equity Compensation Plan Information

        Our shareholders have approved all the company's equity compensation plans, including the Director Stock Compensation Plan and the OfficeMax Incentive and Performance Plan (previously the Boise Incentive and Performance Plan). The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 31, 2004.

Equity Compensation Plan Information

Plan Category(*)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(#)

Equity compensation plans approved by security holders	8,037,695	(1)	$28.28	6,480,298	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	8,037,695		$28.28	6,480,298

(1)
Includes 62,964 shares issuable under our Director Stock Compensation Plan, 123,500 shares issuable under our Director Stock Option Plan, 6,740,998 shares issuable under our Key Executive Stock Option Plan, and 1,110,233 shares issuable under the OfficeMax Incentive and Performance Plan. The Director Stock Option Plan and Key Executive Stock Option Plan have been replaced by the OfficeMax Incentive and Performance Plan. The table does not include the deferred stock unit component of our shareholder-approved 2001 Key Executive Deferred Compensation Plan ("DCP"). As of December 31, 2004, there were 183,446 stock units outstanding in the stock unit component of the DCP, and no units are available for future issuance.

(2)
Of these shares, 53,491 were issuable under the Director Stock Compensation Plan and 6,426,807 were issuable under our OfficeMax Incentive and Performance Plan.

 Other Compensation and Benefit Plans

Deferred Compensation

  1982 Executive Officer Deferred Compensation Plan

        Under our 1982 Executive Officer Deferred Compensation Plan, executive officers elected before January 1, 1987, could defer between 6% and 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount up to 3.6% of his or her compensation imputed to deferrals under the plan in lieu of matching contributions to the Savings and Supplemental Retirement Plan. This plan is not funded, and its cost is largely offset by participant salary deferrals.

        The benefit payable to each participant under this plan upon retirement at age 65 is determined by the amount of salary deferred, any amount we have contributed, and the number of years to normal retirement age at the time of contribution. We pay the benefits in equal monthly installments up to 15 years. Participants may also elect to receive their accrued balance in a lump sum, but they will incur a 10% penalty and will be suspended from making contributions to any of our deferred compensation plans for a period of 12 months.

        The following table outlines the contributions and benefits under this plan for Mr. Harad as of December 31, 2004. Mr. Harad was the only one of our named executive officers to participate in this plan.

Name	Projected Years of Service Upon Attainment of Age 65	Participant's Total Contribution	Annual Benefit at Age 65

George J. Harad	38	$87,225	$118,120

  Executive Savings Deferral Plan

        On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the Executive Savings Deferral Plan. Our executive officers and other key employees are eligible to participate in the plan. Participants may defer a percentage of their salary and bonus. The percentage may not exceed 50% of the participant's salary and 90% of the participant's bonus, subject to the limitations described in the plan. We will make a matching credit to the participant's account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant's compensation, and subject to other limitations). A participant will not be vested in his or her matching contributions until such participant has completed three years of service with the company. Each participant must allocate amounts credited to his or her account among various investment funds, which includes a company stock fund. Amounts deferred will be distributed, as more specifically described in the plan, at the time elected by the participant. The plan provides for payment in cash in a lump sum or in annual installments, as elected by the participant. Of our named executives, Messrs. Milliken and DePaul elected to participate in the plan in 2005.

  2005 Deferred Compensation Plan

        On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the 2005 Deferred Compensation Plan. Some of our senior managers and highly compensated employees, specifically those individuals who were former participants of our former deferred compensation plans, are eligible to participate in the plan. Participants may defer a percentage of their salary and bonus. The percentage must be a minimum of 6% of the participant's compensation, and cannot exceed the percentage such participant was deferring under the company's 2001 Key Executive Deferred Compensation Plan as of December 31, 2004. The company will make a matching credit to the participant's account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant's compensation, and subject to other limitations). Deferred amounts are credited with imputed interest calculated according to the terms of the plan. Amounts deferred will be distributed, as more specifically described in the plan, at the time elected by the participant. No additional deferrals will be permitted under this plan after December 31, 2007. The plan provides for payment in cash in a lump sum or in annual installments, as elected by the participant. Of our named executives, Messrs. Milliken, Crumley, and Rowsey elected to participate in the plan in 2005.

Deferred Compensation and Benefits Trust

        The company has established a deferred compensation and benefits trust. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements. If a potential change in control or an actual change in control of OfficeMax (as defined in the plans and the agreements) occurs, the trust will be funded at the discretion of OfficeMax's Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If the company becomes bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Pension Plan

        Our defined benefit pension plan for salaried employees entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to:

  •
  1.25% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment, multiplied by the participant's years of service through December 31, 2003, plus

  •
  1% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment multiplied by the participant's years of service after December 31, 2003.

        The following table reflects estimated annual benefits payable based on various compensation and years of service combinations.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000
400,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	93,750	125,000	156,250	187,500	218,750	250,000
600,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	131,250	175,000	218,750	262,500	306,250	350,000
800,000	150,000	200,000	250,000	300,000	350,000	400,000
900,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	187,500	250,000	312,500	375,000	437,500	500,000
1,200,000	225,000	300,000	375,000	450,000	525,000	600,000
1,400,000	262,500	350,000	437,500	525,000	612,500	700,000
1,600,000	300,000	400,000	500,000	600,000	700,000	800,000
1,800,000	337,500	450,000	562,500	675,000	787,500	900,000

        Benefits under the plan for employees of our office products business, including executive officers except for Messrs. Harad and Crumley, were frozen as of December 31, 2003, with one additional year of service granted to those participants on January 1, 2004, based on a 1% (rather than 1.25%) formula. Benefits under the plan for all employees, including Messrs. Harad and Crumley, were frozen as of December 31, 2004. Effective November 1, 2003, new employees, rehired employees, and hourly employees who transferred to a salaried position were not eligible to participate in the plan.

        Under the plan, "compensation" is the employee's base salary plus any amounts earned under the company's variable incentive compensation programs (only "Salary" and "Bonus" from the "Summary Compensation Table" on page 28.) As of December 31, 2004, the average of the highest five consecutive years of compensation for 1995 through 2004 and the years of service for the named executives are as follows:

Name	Compensation	Years of Service

George J. Harad(1)(2)	$1,877,642	34
Christopher C. Milliken(3)	746,508	27
Theodore Crumley(2)	718,108	34
Gary J. Peterson(4)	—	—
Michael D. Rowsey(3)	253,562	5
Ryan T. Vero(4)	—	—
Phillip P. DePaul(4)	—	—

(1)
Does not include additional years of service to which Mr. Harad may be entitled under his employment agreement, described in further detail on page 37.

(2)
Pension benefits for Messrs. Harad and Crumley were frozen as of December 31, 2004.

(3)
Pension benefits for Messrs. Milliken and Rowsey were frozen as of December 31, 2003. Their compensation for purposes of this table does not include 2004 base salary or any amounts earned under the company's variable incentive compensation programs.

(4)
Messrs. Peterson, Vero, and DePaul are not eligible to participate in the OfficeMax Pension Plan for Salaried Employees.

        As shown in the Pension Plan Table above, benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An eligible employee is 100% vested in his or her pension benefit after five years of service, except for breaks in service. If an employee is entitled to a greater benefit under the plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from the company's general assets under the unfunded Supplemental Pension Plan. The Supplemental Pension Plan will also provide payments to the extent that participation in the deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

        In the event of a change in control (as defined in the Supplemental Pension Plan), the Supplemental Pension Plan restricts our ability or our successor's ability to recoup surplus plan assets, if any exist. In general, after a change in control, the participants and beneficiaries will receive the plan's surplus assets, if any, on a pro rata basis if the plan is terminated, merged, or consolidated with another plan, or the assets are transferred to another plan. After a change in control, a majority (in both number and interest) of plan participants and beneficiaries must consent to amend this provision.

Supplemental Early Retirement Plan

        The Supplemental Early Retirement Plan applies to executive officers:

  •
  55 years old or older (58 years old or older for officers elected on or after June 1, 2004);

  •
  who have ten or more years of service;

  •
  who have served as an executive officer for at least five full years; and

  •
  who retire before age 65.

        Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Pension Plan for Salaried Employees without reduction due to the officer's early retirement. Officers who are not eligible to participate in the Pension Plan for Salaried

Employees have no benefit under this plan. Officers elected after October 1, 2004, are not eligible to participate in the plan.

Other Benefit Programs

        Officers with the title of senior vice president or higher of the company are eligible to participate in our Executive Life Insurance Program, which was adopted in February 2005. Participants may purchase a life insurance policy from a designated insurance carrier. Policy premiums, subject to some limitations, will be paid by the company and will be treated as taxable compensation to the participants. Upon termination of the participant's employment, the company will cease to pay premiums.

        Officers with the title of senior vice president or higher of the company are eligible to participate in the Officer Annual Physical Program, which became effective in 2005. Under the program, the company reimburses participating officers the costs related to an annual physical examination, up to a maximum of $1,000 each calendar year. Reimbursements will be treated as taxable income to the officer and will include an allowance for applicable taxes.

        Officers with the title of senior vice president or higher of the company are eligible to participate in our Financial Counseling Program, which we adopted in 2005. Under the program, the company reimburses participating officers for investment planning, tax preparation, tax planning and compliance, and estate planning. Participants may be reimbursed up to a maximum of $5,000 each calendar year, provided that unused amounts up to $5,000 may carry forward from year to year. Reimbursements will be treated as taxable income to the officer and will include an allowance for applicable taxes.

Executive Officer Severance Agreements

        All of our employees, including our executive officers, are employed at the will of the company. Some of our executive officers, however, have agreements that formalize their severance benefits if the executive officer is terminated after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. The officer will receive the benefits provided under the agreement if, after a change in control, the officer's employment is terminated other than for cause or disability (as defined in the agreement) or if the officer terminates employment after actions (as specified in the agreement) that adversely affect the officer are taken. Under the agreement, the officer must remain employed with us for six months following the first potential change in control.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our shareholders and the company.

        The benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to three times (two times for officers elected on or after June 1, 2004) the officer's annual base salary and target incentive pay, less any severance pay that the officer receives under the severance pay policy for Executive Officers, which is currently the amount of the officer's annual base salary;

  •
  pay for accrued but unused time off;

  •
  any earned but unpaid bonus under the OfficeMax Incentive and Performance Plan (or any substitute plan) for the year preceding termination;

  •
  an award under the OfficeMax Incentive and Performance Plan (or any substitute plan) equal to the greater of:

  (a)
  the officer's target award prorated through the month in which the officer is terminated; or

  (b)
  the actual award through the end of the month prior to termination based upon the award criteria for the applicable plan, prorated through the month in which the officer is terminated; and

  •
  additional pension benefits, including immediate eligibility under the Supplemental Early Retirement Plan (if the officer was eligible to participate in the Plan), with two additional years of age and service granted to vice presidents and three additional years of age and service granted to senior vice presidents and higher.

        The agreements provide four additional benefits. First, we will maintain for up to one year for vice presidents and up to three years for senior vice presidents and higher all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination, or we will substitute similar arrangements, or we will pay the officer a sum equal to 150% of twelve times (or thirty-six times, for senior vice presidents and higher) the monthly group premium for such plans and programs. Second, if the officer is eligible to participate in our supplemental life insurance plan, we will pay premiums for our supplemental life insurance plan for three years following a change in control of the company. Third, if there is a dispute, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments.

        The estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the agreement based on 2004 compensation figures (in excess of the benefits to which the officer is entitled without the agreement) is:

• George J. Harad	$	*
• Christopher C. Milliken		*
• Theodore Crumley		2,478,087
• Gary J. Peterson		*
• Michael D. Rowsey		2,443,447
• Ryan T. Vero		1,715,947
• Phillip P. DePaul		501,515
*
Messrs. Harad, Milliken, and Peterson do not have severance agreements with the company.

        Payments that would be made subsequent to the termination date have been discounted as of December 31, 2004, at a rate of 4.24%, according to the requirements of Section 280G of the Internal Revenue Code. Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock.

        Each agreement is effective until December 31, 2006. The agreements are automatically extended each January 1 for a new three-year period, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

        In March 2005, the Executive Compensation Committee revised the executive officer severance agreement. A new agreement will be offered to each officer with the title of senior vice president and higher. Officers who have existing severance agreements as described above will not be required to accept the new agreement. If they do not accept the new agreement, their benefits under the existing agreement will remain as described above. Officers who accept the new agreements will receive the following benefits in the event of a qualifying termination, as defined in the agreement. The benefits under the revised agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to one times (two times for presidents and executive vice presidents) (three times for the chief executive officer) the officer's annual base salary and target incentive pay (which shall be 80% of the officer's target annual incentive for terminations occurring prior to March 1, 2008, and which shall be the average annual incentive earned during the three years preceding termination for terminations occurring on or after March 1, 2008), in lieu of any severance pay to which the officer would be entitled under the severance pay policy for Executive Officers, which is currently the amount of the officer's annual base salary; and

  •
  pay for accrued but unused time off.

For those officers eligible for the Supplemental Early Retirement Plan, immediate eligibility under that plan is also provided.

        The agreements provide four additional benefits. First, we will maintain for up to one year (two years for the chief executive officer) all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination at substantially the same cost to the officer, or we will substitute similar arrangements at substantially the same cost to the officer, or we will pay the officer a sum equal to 150% of twelve times (or twenty-four times for the chief executive officer) the monthly group premium, less the employee contribution amount, for such plans and programs. Second, if the officer is eligible to participate in our Executive Life Insurance Program, we will pay premiums for the plan for one year (two years for the chief executive officer) following termination. Third, if there is a dispute, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes.

Executive Officer Agreements

  Agreement with Mr. Harad

        On October 29, 2004, we entered into an employment agreement with Mr. Harad, who, at that time, became the executive chairman of our board of directors. Mr. Harad previously served as chairman of our board of directors, chief executive officer, and president. We entered into the agreement to secure Mr. Harad's service as executive chairman of OfficeMax through June 30, 2005 (the "Separation Date"). Mr. Harad returned as our chief executive officer in February 2005, but has not received additional compensation for that role.

        During the term of the agreement, we will pay Mr. Harad a salary at an annual rate of $1,100,000. Within ten days of the Separation Date, we will pay him a bonus of $1,320,000. This bonus payment is in lieu of Mr. Harad's participation in the company's 2004 long term incentive program after October 29, 2004, and in lieu of his participation in any of the company's 2005 incentive programs. As a retention payment for continuing to serve the company during this period, we will also pay Mr. Harad a retention bonus of $1,500,000. At the time of his separation from service, Mr. Harad will be paid severance equal to three years of his annual salary ($1,100,000) and target bonus ($1,320,000).

        For three years following the Separation Date, Mr. Harad will continue to be eligible to participate in the company's healthcare programs, assuming he makes all required premium payments. The estimated cost to the company of this benefit is approximately $16,000. Mr. Harad will be eligible to participate in the company's disability and accident insurance plans, at a negligible cost to the company, and will receive a financial counseling allowance of $5,000 per year for three years. Mr. Harad already participates and is vested in the supplemental life insurance program. Under the agreement, the company will continue to pay annual premiums of $9,000 through 2013.

        For purposes of Mr. Harad's pension benefit, he will be deemed to have accrued three additional years of service in addition to any service accrued through June 30, 2005. He will also be deemed to have earned compensation for each year of the three additional years of service equal to his annual salary of $1,100,000 and target bonus of $1,320,000. This additional pension benefit has an estimated aggregate value of $4,300,000.

        We have also agreed to reimburse Mr. Harad, for two years following the Separation Date, for office space and secretarial assistance in an amount not to exceed $80,000 per year. Mr. Harad will also have access to the company's corporate plane for business purposes until the Separation Date.

        If any payments or benefits paid to Mr. Harad under this agreement are deemed to be parachute payments pursuant to the Internal Revenue Code, and if Mr. Harad is subject to excise tax under the Internal Revenue Code, the company has agreed that Mr. Harad will be entitled to receive an additional gross up payment to place Mr. Harad in the same position he otherwise would have been had the excise tax not been payable.

        Mr. Harad has agreed to a covenant not to compete in the office products distribution and/or office products retail businesses in any geographic area in which the company does business today for a three year period following the Separation Date. If Mr. Harad violates the covenant, he will be obligated to repay a portion of his severance payments which correspond to the number of full months remaining in the noncompete period at the time the breach occurred. Mr. Harad also agreed that he will not directly or indirectly solicit or attempt to solicit any managerial level employee of the company to leave employment to accept employment with, or render services to, any other company.

        The company's indemnification and defense obligations to Mr. Harad will continue for a period of six years following the Separation Date.

  Agreement with Mr. Peterson

        On December 10, 2003, and in connection with the merger of Boise Cascade Corporation and OfficeMax, Inc., we entered into an employment agreement with Gary J. Peterson, the president of our retail operations. The agreement was for a term of 36 months.

        During the term of the agreement, we agreed to pay Mr. Peterson a base salary of no less than $675,000 per year. He also became eligible to participate in the annual and long-term incentive programs available to employees of our office products business. We also agreed to make cash retention incentives to Mr. Peterson in the amounts of $500,000, $500,000, and $1,500,000 at the end of the 12, 24, and 36 month periods, respectively, of the three year term, for an aggregate retention incentive of $2,500,000. The $500,000 retention incentive paid to Mr. Peterson under this agreement in 2004 is included in the "Summary Compensation Table" on page 28.

        The agreement provided that if during the first 24 months of the agreement, Mr. Peterson's employment was terminated and such termination was deemed a "qualifying termination," then in exchange for a general release, Mr. Peterson was due the following benefits: (a) a lump-sum payment of $3,300,000 (minus previously paid and due but unpaid retention incentive payments); (b) a pro rata portion of any payments due under any bonus programs; and (c) $10,000 for tax and financial planning services. The agreement also provided that if Mr. Peterson's employment was terminated in a qualifying termination during the first 24 months of the agreement, Mr. Peterson would continue to be eligible to participate in the company's healthcare programs, assuming he makes all required premium payments. Mr. Peterson would also be eligible to participate in the company's other life, disability, and accident insurance plans.

        If payments or benefits paid to Mr. Peterson under this agreement are deemed to be parachute payments pursuant to the Internal Revenue Code, and if Mr. Peterson is subject to excise tax under the Internal Revenue Code, we have agreed that Mr. Peterson will be entitled to receive an additional gross up payment to place Mr. Peterson in the same position he otherwise would have been had the excise tax not been payable, subject to certain limitations.

        Mr. Peterson agreed to a one year noncompete covenant such that he would not compete in the office products retail business and/or the sale or distribution of office supplies, paper, office furniture, computer consumables, or related office products or services in all of the geographic areas in which the company does business as of the date of his termination or resignation.

        Mr. Peterson left the company's employment in January 2005. On March 22, 2005, we entered into a Settlement Agreement and Release with Mr. Peterson. The agreement provides that we will pay Mr. Peterson $2,810,000 (less withholding taxes and certain other amounts), which is the lump sum cash severance benefit payable under the employment agreement that we discuss above. In exchange for this payment, Mr. Peterson agrees that all claims he may have against us, our affiliates, our current and former directors, our employees, and various other parties arising out of or relating in any way to his employment or separation from employment are fully settled and released. This Agreement specifically carves out certain rights and benefits of Mr. Peterson that are not released, including payment of his salary, sales bonuses or commission, and expenses through February 6, 2005 (the "Separation Date"); payments and benefits accrued as of the Separation Date under any employee benefit plan of the company (other than any right to severance or termination benefits); existing rights to indemnification, limitation of liability, advancement of expenses, and directors' and officers' liability insurance coverage of the company; payment of a 2004 incentive award under the company's 2004 plan; payment of a pro rata 2005 incentive award under the company's 2005 plan, if any is made; right to participate in the company's health and other insurance plans, as described above; rights with respect to a gross up payment in certain circumstances; and existing rights with respect to any claims of any kind arising out of a lawsuit against the company alleging violations of the Securities Exchange Act of 1934, in which Mr. Peterson was named as a party.

  Agreement with Mr. Vero

        On December 10, 2003, and in connection with the merger of Boise Cascade Corporation and OfficeMax, Inc., we also entered into an employment agreement with Ryan T. Vero, Executive Vice President—Merchandising. The agreement is for a term of 36 months.

        During the term of the agreement, we will pay Mr. Vero a base salary of no less than $350,000 per year. He also became eligible to participate in the annual and long-term incentive programs available to employees of our office products business. The company also agreed to make cash retention incentives to Mr. Vero in the amount of $130,000, $130,000, and $390,000 at the end of the 12, 24, and 36 month period, respectively, of the three year term, for an aggregate retention incentive of $650,000. The $130,000 retention incentive paid to Mr. Vero under this agreement in 2004 is included in the "Summary Compensation Table" on page 28.

        If during the first 24 months of the agreement, Mr. Vero's employment is terminated and such termination is deemed a "qualifying termination," then in exchange for a general release, Mr. Vero is due the following benefits: (a) a lump-sum payment of $1,000,000 less all previously paid, and due but unpaid, retention incentive payments (b) payment under any bonus program if any is due in accordance with the plan; and (c) $10,000 for tax and financial planning services. If Mr. Vero's employment is terminated for any reason other than cause or disability, or due to his death, after the 24th month, but before the end of the three year term of the agreement, then in exchange for a general release, Mr. Vero is due: (a) severance equal to one year's salary at his then current rate; (b) a pro rata portion of any unpaid retention incentive remaining; and (c) payment under any bonus program if any is due in accordance with the terms of the plan.

        If Mr. Vero's employment is terminated in a qualifying termination during the first 24 months of the agreement, Mr. Vero will continue to be eligible to participate in the company's healthcare programs, assuming he makes all required premium payments. Mr. Vero will also be eligible to participate in the company's other life, disability, and accident insurance plans.

        If any payments or benefits paid to Mr. Vero under this agreement are deemed to be parachute payments pursuant to the Internal Revenue Code, and if Mr. Vero is subject to excise tax under the Internal Revenue Code, we have agreed that Mr. Vero will be entitled to receive an additional gross up payment to place him in the same position he otherwise would have been had the excise tax not been payable, subject to certain limitations.

        Mr. Vero has agreed to a one year noncompete covenant such that he will not compete in the office products retail business and/or the sale or distribution of office supplies, paper, office furniture, computer consumables, or related office products or services in all of the geographic areas in which the company does business as of the date of his termination or resignation.

  Agreement with Mr. DePaul

        On December 10, 2003, and in connection with the merger of Boise Cascade Corporation and OfficeMax, Inc., we also entered into an employment agreement with Phillip P. DePaul, Senior Vice President and Controller. The agreement is for a term of 36 months.

        During the term of the agreement, we will pay Mr. DePaul a base salary of no less than $275,000 per year. He also became eligible to participate in the annual and long-term incentive programs available to employees of our office products business. The company also agreed to make cash retention incentives to Mr. DePaul in the amount of $39,000, $39,000, and $117,000 at the end of the 12, 24, and 36 month period, respectively, of the three year term, for an aggregate retention incentive of $195,000. The $39,000 retention incentive paid to Mr. DePaul under this agreement in 2004 is included in the "Summary Compensation Table" on page 28.

        If during the first 24 months of the agreement, Mr. DePaul's employment is terminated and such termination is deemed a "qualifying termination," then in exchange for a general release, Mr. DePaul is due the following benefits: (a) a lump-sum payment of $445,000; (b) payment under any bonus program if any is due in accordance with the plan; and (c) $10,000 for tax and financial planning services. If Mr. DePaul's employment is terminated for any reason other than cause or disability, or due to his death, after the 24th month, but before the end of the three year term of the Agreement, then in exchange for a general release, Mr. DePaul is due: (a) severance equal to one year's salary at his then current rate; and (b) payment under any bonus program if any is due in accordance with the terms of the plan.

        If Mr. DePaul's employment is terminated in a qualifying termination during the first 24 months of the agreement, Mr. DePaul will continue to be eligible to participate in the company's healthcare programs, assuming he makes all required premium payments. Mr. DePaul will also be eligible to participate in the company's other life, disability, and accident insurance plans.

        If any payments or benefits paid to Mr. DePaul under this agreement are deemed to be parachute payments pursuant to the Internal Revenue Code, and if Mr. DePaul is subject to excise tax under the Internal Revenue Code, we have agreed that Mr. DePaul will be entitled to receive an additional gross up payment to place him in the same position he otherwise would have been had the excise tax not been payable, subject to certain limitations.

        Mr. DePaul has agreed to a one year noncompete covenant such that he will not compete in the office products retail business and/or the sale or distribution of office supplies, paper, office furniture, computer consumables, or related office products or services in all of the geographic areas in which the company does business as of the date of his termination or resignation.

Indemnification

        To the extent that Delaware law permits, we will indemnify our directors and officers against liabilities they incur in connection with actual or threatened proceedings to which they are or may become parties and that arise from their status as directors and officers. We have entered into indemnification agreements with each of our directors, and we insure, within stated limits, directors and officers against such liabilities. The aggregate premium on the insurance policies for 2004 was $2,715,932.

 Other Information

Shareholder Proposals for the 2006 Annual Meeting

        If you wish to submit a proposal to be included in our 2006 proxy statement, we must receive it no later than December 2, 2005.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than February 15, 2006. According to our Bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock that you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Shareholder Nominations for Directors

        If you wish to suggest a nominee for the Governance and Nominating Committee's consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 150 Pierce Road, Itasca, Illinois 60143. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance and Nominating Committee will consider director nominees from shareholders for election at the annual shareholders meeting if our corporate secretary receives a written nomination not less than 30 days or more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age, and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock that the nominee beneficially owns;

  •
  the number of shares of our stock that you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

OfficeMax's Annual Report on Form 10-K

        We are mailing you our 2004 Form 10-K with this proxy statement. Additional copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 150 Pierce Road, Itasca, Illinois 60143, 630/773-5000. You can find our SEC filings, including our 2004 Form 10-K, on our website at www.officemax.com, by clicking on "About Us," then "Investors," and then "SEC Filings," or through the SEC's website at www.sec.gov.

        We request that you promptly sign, date, and return the enclosed proxy so that it will be available for use at the meeting.

                      Susan Wagner-Fleming
                       Vice President
                      and Corporate Secretary

April 1, 2005

 APPENDIX A
Audit Committee Charter

        RESOLVED THAT: Pursuant to Section 23 of the corporation's Bylaws, the Board of Directors hereby adopts the following charter for the Audit Committee ("Committee") of the Board of Directors. This charter shall govern the Committee's scope of responsibility and actions:

1.
Purpose: The Board established this Committee to oversee the company's accounting and financial reporting processes, system of internal controls, and the audits of the company's financial statements. The Committee shall also assist the Board in the oversight of the company's compliance with legal and regulatory requirements; the independence, performance, and qualifications of the independent auditor; and the performance of the company's internal audit function.

2.
Committee Membership: The Committee shall consist of at least five members. All members of the Committee shall meet the independence requirements for audit committee members as established by the New York Stock Exchange. The members of the Committee shall be appointed by the independent members of the Board on the recommendation of the Governance and Nominating Committee and may be removed by the Board in its discretion. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and at least one member of the Committee must be a financial expert, as that term is defined by the Securities and Exchange Commission.

3.
Committee Authority and Responsibilities. The Committee shall:

3.1	Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory, or New York Stock Exchange requirements;
3.2	Discuss with management and the independent auditor, as appropriate, earnings press releases, analyst guidance, and other financial information provided to the public;
3.3
Recommend, for shareholder approval, the independent auditor to examine the company's accounts, controls, and financial statements. The Committee shall have the sole authority and responsibility to select, terminate, and determine the compensation of the independent auditor. The Committee or an authorized Committee member must preapprove any audit and permitted nonaudit service provided to the company by the company's independent auditor;
3.4
Discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management's response and the company's risk assessment and risk management policies, including the company's major financial risk exposure and steps taken by management to monitor and mitigate such exposure;
3.5
Review the company's financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application, and the key accounting decisions affecting the company's financial statements, including alternatives to, and the rationale for, the decisions made;
3.6	Review and approve the internal corporate audit staff functions, including: (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

3.7
Review, with the chief financial officer, the controller, the director of internal corporate audit functions, or such others as the Committee deems appropriate, the company's internal system of audit, financial, and disclosure controls and the results of internal audits;
3.8
Obtain and review at least annually a written report from the independent auditor delineating: the auditing firm's internal quality- control procedures; any material issues raised within the preceding five years by the auditing firm's internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, to assess auditor independence and the absence of conflicts of interest, the Committee will review at least annually all relationships between the independent auditor and the company;
3.9	Prepare and publish an annual Committee report in the company's proxy statement;
3.10	Set policies for hiring employees or former employees of the company's independent auditor;
3.11
Review and investigate matters pertaining to the integrity of management, including conflicts of interest or adherence to codes of ethics as required in the policies of the company. In connection with these reviews, the Committee will meet, as deemed appropriate, with the general counsel and other company officers and employees; and
3.12	Establish procedures concerning the submissions, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.
4.
Committee Procedure:

4.1	The Committee shall review and reassess this Charter annually and recommend any proposed changes to the Board.
4.2
The Committee will meet as often as necessary, but not less than quarterly, to carry out its responsibilities. The Committee shall meet separately with management, with the corporate audit staff, and with the company's independent auditors. The meetings may be called by the Committee chair, the chairman of the Board, or the CEO.
4.3	The Committee shall keep minutes and shall report Committee activities to the Board.
4.4	The Committee shall annually review its own performance.
4.5
The Committee shall have the authority to retain any accounting firm to assist it in the carrying out of its responsibilities and shall have sole authority to approve the firm's fees and the other terms and conditions of the firm's retention. The Committee shall also have the authority to obtain advice and assistance from internal or external legal, accounting, or other advisors as it deems appropriate.
4.6	The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the company.
4.7	This standing resolution will remain in effect until it is duly modified or rescinded. This supersedes all prior board or committee resolutions with respect to this subject matter.

This Notice and Proxy Statement is printed on Lightweight Opaque paper produced by
Boise Cascade, LLC's St. Helens, Oregon mill.
OfficeMax is a registered trademark of OMX, Inc.

ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2005

PROXY FOR THE
CONVERTIBLE PREFERRED STOCK, SERIES D

OFFICEMAX INCORPORATED	150 Pierce Road Itasca, Illinois 60143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The trustee signing this card appoints George J. Harad, Matthew R. Broad, and Susan Wagner-Fleming as proxies, each with the power to appoint a substitute. They are directed to vote all the shares of OfficeMax Incorporated stock held of record by the trustee on March 21, 2005, at the company's annual meeting to be held on May 9, 2005, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposal 3.

1.	Election of Directors:	Warren F. Bryant Francesca Ruiz de Luzuriaga David M. Szymanski	Carolyn M. Ticknor Ward W. Woods
		FOR	WITHHOLD
Warren F. Bryant
Francesca Ruiz de Luzuriaga
David M. Szymanski
Carolyn M. Ticknor
Ward W. Woods
2.	Appointment of KPMG LLP as independent accountants for 2005:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

3.	Shareholder proposal regarding declassification of our board of directors:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

This proxy will be voted according to your instructions. If you sign and return this proxy but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposal 3 will receive an AGAINST vote. You, as trustee, must sign and return this proxy for the shares of Convertible Preferred Stock, Series D (ESOP), to be counted.

This proxy provides voting authority for all holdings of OfficeMax Incorporated Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as the name appears below, including your full title as trustee.

STATE STREET BANK AND TRUST COMPANY, as trustee for the OfficeMax Savings Plan and Employee Stock Ownership Plan.	1,345,717.038 Shares

Date: May     , 2005

Signature of Trustee ________________________________________________

Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954

2

Dear Shareholder:

        OfficeMax Incorporated will hold its annual meeting of shareholders at the Wyndham Northwest Chicago Hotel, at 2 p.m., Central Daylight Time, May 9, 2005. Shareholders of record on March 21, 2005, are entitled to vote by proxy, before or at the meeting.

        Shareholders of record, including those holding shares in the Dividend Reinvestment Plan, may use the proxy card at the bottom of this page to designate proxies. As "named fiduciaries," participants in the OfficeMax Incorporated stock fund of the employee savings plan may also use this proxy card to instruct the plan trustee on how to vote. The trustee will vote any shares in the employee savings plan that are unvoted or unallocated in the same proportion as the shares voted by the participants.

        Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

        Please indicate your voting preferences on the card, sign and date the card, and return it to the independent tabulator in the envelope provided. Your votes are confidential.

                          Thank you.

(fold and tear along perforation)

PROXY AND VOTING INSTRUCTION CARD	OfficeMax Incorporated
THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Annual Meeting of Shareholders May 9, 2005

        The shareholder signing this card appoints George J. Harad, Matthew R. Broad, and Susan Wagner-Fleming as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all the shareholder's OfficeMax Incorporated stock held on March 21, 2005, at the company's annual meeting to be held on May 9, 2005, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. If the shareholder is a current or former company employee, this card also provides voting instructions to the Trustee for shares held in any company employee savings plans.

        This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposal 3 will receive an AGAINST vote.

Signature of Shareholder	Date
Signature of Shareholder	Date
You must sign as your name appears in the account registration printed to the left.
Forward this card to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230

PROXY AND VOTING INSTRUCTION CARD	OfficeMax Incorporated Annual Meeting of Shareholders
The Board of Directors recommends a vote FOR all nominees listed below.	May 9, 2005
1.	Election of Directors:		Warren F. Bryant Francesca Ruiz de Luzuriaga	David M. Szymanski Carolyn M. Ticknor	Ward W. Woods
	/ /	FOR all nominees (except as you may indicate otherwise)	/ / WITHHOLD AUTHORITY for all nominees	/ / WITHHOLD AUTHORITY for the following nominee(s) only:

Directors Recommend
2.	Appointment of KPMG LLP as independent accountants for 2005.	FOR	FOR / /	AGAINST / /	ABSTAIN / /
3.	Shareholder proposal regarding declassification of our board of directors.	AGAINST	FOR / /	AGAINST / /	ABSTAIN / /